DRC Dynamics research corporation 1955-2005 50 years NewsRelease 60 FRONTAGE ROAD, ANDOVER, MASSACHUSETTS 01810 TEL. 978/475-9090 FAX: 978/474-9204

DYNAMICS RESEARCH CORPORATION
REPORTS HIGHER REVENUES FOR FIRST QUARTER 2005

Increase of 18% year over year

Andover, Mass.—May 3, 2005—Dynamics Research Corporation (Nasdaq: DRCO) today reported revenues of $73.5 million and net income of $2.1 million, or $0.23 per diluted share, for the first quarter ended March 31, 2005. This compares with revenues of $62.1 million and net income of $2.0 million, or $0.23 per diluted share, for the same period in 2004.

Regarding operating results for the quarter, James P. Regan, chairman and chief executive officer, said, “I am pleased that both the top and bottom lines were consistent with our expectations. I’m encouraged by strong first quarter leading indicators. Our new business win rate was in excess of our 35% benchmark for both the quarter and on a rolling 12 month basis. Further, our qualified pipeline of opportunities continues to be robust. Funded backlog of $186 million at quarter end represents approximately seven months of revenue and first year revenue awaiting award was $65 million at the end of the first quarter.”

“Our first quarter results, combined with the leading new business development indicators, underlie my confidence in the sound fundamentals of our business. There are two factors impacting our outlook for the year: delays in contract award decisions and hiring. We have intensified recruitment efforts to accelerate our hiring,” Regan added.

DRC’s revised guidance for 2005 is for revenues in the range of $315 to $323 million and earnings per diluted share in the range of $1.15 to $1.23. For the second quarter of the year the company expects to book revenues in the range of $76 to $78 million and report earnings per diluted share of $0.23 to $0.25.

The company will conduct a conference call tomorrow, May 4, 2005 at 8:30 a.m. ET to discuss its first quarter results and the outlook for 2005 in more detail. The call will be available via telephone at (800) 946-0722, and accessible via Web cast at www.drc.com. Recorded replays of the conference call will be available on Dynamics Research Corporation’s investor relations home page at www.drc.com and by telephone at (888) 203-1112, passcode #2695647, beginning at 10:00 a.m. May 4, 2005 through 11:59 p.m. May 11, 2005.

About Dynamics Research Corporation

Dynamics Research Corporation is an innovative solutions provider that partners with its customers to apply proven processes and technologies. For 50 years, DRC has delivered technical and information technology services that enhance the performance and cost effectiveness of its customers’ mission critical systems. For additional information about DRC please visit the website at www.drc.com.

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Some statements contained or implied in this news release, may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the company’s financial results, please refer to DRC’s most recent filings with the SEC. The company assumes no obligation to update any forward-looking information.

CONTACT:	Elise Caffrey, Vice President & Treasurer
(978) 475-9090, Ext. 1309 ecaffrey@drc.com

ATTACHMENT I

DYNAMICS RESEARCH CORPORATION

RESULTS OF OPERATIONS (unaudited)

(in thousands, except share and per share data)

	Three months ended
	March 31,
	2005	2004

Contract revenue	$71,839	$60,637
Product sales	1,703	1,431

Total revenue	73,542	62,068

Cost of contract revenue	60,806	51,837
Cost of product sales	1,409	1,141
Selling, general and administrative expenses	6,021	5,335
Amortization of intangible assets	754	381

Total operating costs and expenses	68,990	58,694

Operating income	4,552	3,374
Interest expense, net	(1,086)	(213)
Other income	25	381

Income before provision for income taxes	3,491	3,542
Provision for income taxes	1,400	1,498

Net income	$2,091	$2,044

Earnings per common share
Basic	$0.24	$0.24
Diluted	$0.23	$0.23

Weighted average shares outstanding
Weighted average shares outstanding — basic	8,695,638	8,394,265
Dilutive effect of options	524,465	608,862

Weighted average shares outstanding — diluted	9,220,103	9,003,127

ATTACHMENT II

DYNAMICS RESEARCH CORPORATION

CONDENSED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2005	2004
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$556	$925
Accounts receivable, net	37,290	45,978
Unbilled expenditures and fees on contracts in process	51,773	48,119
Prepaid expenses and other current assets	4,999	5,668

Total current assets	94,618	100,690

Property, plant and equipment, net	22,413	22,139
Goodwill	63,055	63,055
Intangible assets, net	10,765	11,519
Unbilled expenditures and fees on contracts in process	5,385	2,203
Other noncurrent assets	4,920	5,528

Total assets	$201,156	$205,134

Liabilities and stockholders’ equity
Current portion of long-term debt	$8,357	$8,357
Notes payable and revolver	9,550	10,000
Accounts payable	18,690	20,550
Accrued payroll and employee benefits	15,575	17,914
Deferred income taxes	14,553	15,418
Other accrued expenses	3,694	4,447
Discontinued operations	264	422

Total current liabilities	70,683	77,108

Long-term debt	49,396	51,485
Deferred income taxes	1,113	591
Accrued pension liability	10,457	11,336
Other long-term liabilities	5,563	3,296

Stockholders’ equity	63,944	61,318

Total liabilities and stockholders’ equity	$201,156	$205,134

ATTACHMENT III

DYNAMICS RESEARCH CORPORATION

SUPPLEMENTAL INFORMATION (unaudited)

(dollars in thousands)

	Three Months Ended
	March 31,
	2005	2004

Capital expenditures	$1,218	$1,157

Depreciation	$942	$874

Bookings	$94,442	$78,264

	March 31,
	2005	2004

Funded backlog	$186,273	$145,766

Employees	1,933	1,641